Exhibit 99.1

Coffee Holding Co., Inc. Reports Year End Results

Year End Results

STATEN ISLAND, New York – January 26, 2016. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the fiscal year ended October 31, 2015:

Net sales totaled $118,153,541 for the fiscal year ended October 31, 2015, an increase of $9,290,444, or 8.53%, from $108,863,097 for the fiscal year ended October 31, 2014.  The increase in net sales reflects a combination of increased sales of green and roasted coffee.

Cost of sales for the fiscal year ended October 31, 2015 was $112,436,831, or 95.2% of net sales, as compared to $93,334,118, or 85.7% of net sales, for the fiscal year ended October 31, 2014.  Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity.  The increase in cost of sales reflects approximately $5.5 million net loss, due to losses substantially incurred in the second quarter of fiscal 2015 resulting from the liquidation of many of our previously entered hedging positions as we implemented our plan to scale back our use of hedging and short term trading of coffee futures and options contracts.

Gross profit for the fiscal year ended October 31, 2015 was $5,716,710, a decrease of $9,812,269 from $15,528,979 for the fiscal year ended October 31, 2014.  Gross profit as a percentage of net sales decreased to 4.8% for the fiscal year ended October 31, 2015 from 14.3% for the fiscal year ended October 31, 2014.  The decrease in our margins reflects net losses substantially incurred in the second quarter of fiscal 2015 resulting from the liquidation of many of our previously entered hedging positions as we implemented our plan to scale back our use of hedging and short term trading of coffee futures and options contracts and a decrease in commodity pricing period over period.

Total operating expenses increased by $126,577 to $7,654,029 for the fiscal year ended October 31, 2015 from $7,527,452 for the fiscal year ended October 31, 2014.  Selling and administrative expenses increased $132,692, or 1.9%, to $7,000,744 for the fiscal year ended October 31, 2015 from $6,868,052 for the fiscal year ended October 31, 2014.  Officers’ salary decreased by $6,115 or 1% to $653,285 for the fiscal year ended October 31, 2015 from $659,400 for the fiscal year ended October 31, 2014.

The Company had a net loss of $(1,413,228) or $(0.23) per share basic and diluted, for the fiscal year ended October 31, 2015 compared to net income of $4,967,535, or $0.78 per share basic and diluted for the fiscal year ended October 31, 2014. The decrease in net income was due primarily to the reasons described above.

“It was a mixed year in terms of our results,” stated Andrew Gordon, President and Chief Executive Officer of the Company.  Year over year, we increased our revenues by 9% despite a two year low in green coffee prices and a 12% reduction in poundage sold to our largest green coffee customer. We experienced a net loss of $(0.23) per share for the year, however, as part of our long-term strategic growth plan introduced in April, we significantly reduced our hedging and trading activities during the year to focus on our core operations and to smooth out our earning results quarter over quarter.  From a bottom line perspective, these activities led to a trading loss during the year of $0.88 per share, the majority of which was realized in the second quarter and offset a $0.65 share profit from our day to day operations.”

“I believe our business is headed in the right direction as the seeds have been planted to cultivate future growth in all three of our major business areas, branded and private label roasted coffee sales and wholesale gourmet green coffee distribution,” continued Mr. Gordon. “Our Café Caribe Spanish espresso coffee continued to increase in unit sales as additional distribution in the Northeast and Texas markets bode well for continued growth in the immediate future. In addition, Wal-Mart has approved us as a new vendor and we expect to begin shipping Café Caribe to Wal-Mart some time in the second quarter of this calendar year. Although commodity prices continue to struggle, we sold over 50 million pounds for the second consecutive year, as well as added eight new private labels to our current customer base. Our China and tea initiatives have not fully added to both revenues and profits as quickly as we would have liked, but we believe both initiatives have a solid foundation and will eventually prove to be catalysts for growth.  Lastly, we have continued to expand our gross margins as we saw a three point improvement in the fourth quarter in our business and we anticipate this trend will continue into 2016 as well.  Going forward, we will continue to execute our business strategy which we believe will increase stockholder value.”

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.
Andrew Gordon
President & CEO
718-832-0800

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
OCTOBER 31, 2015 AND 2014

	2015	2014

- ASSETS -
CURRENT ASSETS:
Cash	$3,853,816	$3,782,639
Accounts receivable, net of allowances of $144,000 for 2015 and 2014	10,968,237	15,419,860
Inventories	13,862,818	15,210,153
Prepaid green coffee	620,452	467,155
Prepaid expenses and other current assets	256,202	260,112
Prepaid and refundable income taxes	1,434,577	759
Deferred income tax asset	997,720	343,657
TOTAL CURRENT ASSETS	31,993,822	35,484,335

Machinery and equipment, at cost, net of accumulated depreciation of $4,241,256 and $3,704,802 for 2015 and 2014, respectively	1,845,000	1,991,094
Customer list and relationships, net of accumulated amortization of $41,250 and $33,750 for 2015 and 2014, respectively	108,750	116,250
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Equity method investments	96,571	97,404
Deposits and other assets	610,499	643,549
TOTAL ASSETS	$35,274,642	$38,952,632

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,021,389	$8,693,100
Line of credit	5,554,121	2,498,458
Due to broker	483,835	484,924
Income taxes payable	-	331,051
TOTAL CURRENT LIABILITIES	10,059,345	12,007,533

Deferred income tax liabilities	92,370	165,157
Deferred rent payable	222,055	209,640
Deferred compensation payable	482,499	515,549
TOTAL LIABILITIES	10,856,269	12,897,879

STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,456,316 shares issued; 6,162,207 and 6,215,894 shares outstanding for 2015 and 2014	6,456	6,456
Additional paid-in capital	15,904,109	15,904,109
Retained earnings	9,665,940	11,079,168
Less: Treasury stock, 294,109 and 240,422 common shares, at cost for 2015 and 2014	(1,494,712)	(1,267,862)
Total Coffee Holding Co., Inc. Stockholders’ Equity	24,081,793	25,721,871
Noncontrolling interest	336,580	332,882
TOTAL EQUITY	24,418,373	26,054,753
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,274,642	$38,952,632

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FISCAL YEARS ENDED OCTOBER 31, 2015 AND 2014

	2015	2014
NET SALES	$118,153,541	$108,863,097

COST OF SALES (which include purchases of approximately $22.1 million and $17.5 million in fiscal years 2015 and 2014, respectively, from a related party)	112,436,831	93,334,118

GROSS PROFIT	5,716,710	15,528,979

OPERATING EXPENSES:
Selling and administrative	7,000,744	6,868,052
Officers’ salaries	653,285	659,400
TOTAL	7,654,029	7,527,452
(LOSS) INCOME FROM OPERATIONS	(1,937,319)	8,001,527
OTHER INCOME (EXPENSE):
Interest income	45,049	44,962
Loss from equity method investments	(833)	(774)
Interest expense	(200,074)	(80,493)
TOTAL	(155,858)	(36,305)

(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAXES AND
NON-CONTROLLING INTEREST IN SUBSIDIARY	(2,093,177)	7,965,222

(Benefit) provision for income taxes	(763,647)	2,947,102

NET (LOSS) INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	(1,329,530)	5,018,120
Less: Net income attributable to the non-controlling interest in subsidiary	(83,698)	(50,585)

NET (LOSS) INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$(1,413,228)	$4,967,535

Basic and diluted (loss) earnings per share	$(.23)	$.78

Weighted average common shares outstanding:
Basic and diluted	6,212,929	6,333,212

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FISCAL YEARS ENDED OCTOBER 31, 2015 AND 2014

	2015	2014
OPERATING ACTIVITIES:
Net (loss) income	$(1,329,530)	$5,018,120
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	545,390	581,400
Unrealized (gain) on commodities	(1,089)	(499,116)
Loss on equity method investments	833	774
Deferred rent	12,415	14,188
Deferred income taxes	(726,850)	1,006,500
Changes in operating assets and liabilities:
Accounts receivable	4,451,623	(3,057,068)
Inventories	1,347,335	(5,837,135)
Prepaid expenses and other current assets	3,910	76,382
Prepaid green coffee	(153,297)	(27,865)
Prepaid and refundable income taxes	(1,433,818)	999,558
Accounts payable and accrued expenses	(4,671,711)	1,448,278
Deposits and other assets	-	(25,001)
Income taxes payable	(331,051)	331,051
Net cash (used in) provided by operating activities	(2,285,840)	30,066

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(391,796)	(504,644)
Net cash used in investing activities	(391,796)	(504,644)

FINANCING ACTIVITIES:
Line of credit	3,055,663	1,269,277
Purchase of treasury stock	(226,850)	(995,729)
Payment of dividend	(80,000)	(52,000)
Net cash provided by financing activities	2,748,813	221,548

NET INCREASE (DECREASE) IN CASH	71,177	(253,030)

CASH, BEGINNING OF PERIOD	3,782,639	4,035,669

CASH, END OF PERIOD	$3,853,816	$3,782,639

	2015	2014
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$196,556	$73,692
Income taxes paid	$1,651,156	$1,432,777